        As filed with the Securities and Exchange Commission on November 1, 2001
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   SCHEDULE TO
                                  (Rule 13e-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                              --------------------

                       Applied Micro Circuits Corporation
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

                              --------------------

           Options to purchase Common Stock, par value $.01 per share, with an exercise price equal to or greater than $20.00 per share
                         (Title of Class of Securities)

                              --------------------

                                   03822W 10 9
         (CUSIP Number of Class of Securities (Underlying Common Stock))

                              --------------------

                               William E. Bendush
               Senior Vice President, Finance and Administration,
                           and Chief Financial Officer
                       Applied Micro Circuits Corporation
                               6290 Sequence Drive
                           San Diego, California 92121
                                 (858) 450-9333

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                   Communications on Behalf of Filing Person)

                                    Copy to:

                              D. Bradley Peck, Esq.
                               Cooley Godward LLP
                               4401 Eastgate Mall
                           San Diego, California 92121
                                 (858) 550-6000

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
 Transaction Valuation/(1)/                         Amount of Filing Fee/(2)/
      $231,179,256.97                                    $46,235.85
--------------------------------------------------------------------------------

/(1)/ Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 39,265,129 shares of common stock of Applied Micro Circuits Corporation outstanding as of October 15, 2001 and having an aggregate value of $231,179,256.97 will be surrendered for cancellation pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.
/(2)/ The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

 [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid: $ 46,235.85       Filing party: Applied Micro Circuits
                                                          Corporation
 Form or Registration No.: 5-53429            Date filed: October 29, 2001

 [_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [_]  third party tender offer subject to Rule 14d-1.
      [X]  issuer tender offer subject to Rule 13e-4.
      [_]  going-private transaction subject to Rule 13e-3.
      [_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

Introductory Statement.

     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule") filed with the Securities and Exchange Commission on October 29, 2001, relating to an offer by Applied Micro Circuits Corporation, a Delaware corporation (the "Company") to exchange certain options to purchase shares of the Company's common stock, par value $.01 per share, on the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock dated October 29, 2001, as supplemented.

Item 12. Exhibits.

Item 12 of the Schedule is hereby amended and restated as follows:

(a)(1)(A) Offer to Exchange Outstanding Options to Purchase Common Stock, dated October 29, 2001.*

(a)(1)(B) Election Form.

(a)(1)(C) Notice of Withdrawal.

(a)(1)(D) Confirmation of Receipt of Election Form.

(a)(1)(E) Confirmation of Receipt of Notice of Withdrawal.

(a)(1)(F) E-Mail Reminder of Expiration Date.

(a)(1)(G) E-Mail dated October 29, 2001 from Stock Administration to holders of Eligible Option Grants.*

(a)(1)(H) Transcript of presentation regarding Stock Option Exchange Program made available for download by holders of Eligible Option Grants.*

(a)(1)(I) Presentation materials regarding Stock Option Exchange Program made available for download by holders of Eligible Option Grants.*

(a)(1)(J) First Supplement to Offer to Exchange Outstanding Options to Purchase Common Stock.

(a)(1)(K) E-Mail Notification of Extension of Expiration Time.

(b)       Not applicable.

(d)(1) Applied Micro Circuits Corporation 1992 Stock Option Plan, as amended, and form of Stock Option Agreement.*

(d)(2) Applied Micro Circuits Corporation 1997 Directors' Stock Option Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, originally filed on May 23, 2001, and incorporated herein by reference.

(d)(3) Applied Micro Circuits Corporation 1998 Stock Incentive Plan, as amended, and form of Stock Option Agreement.*

(d)(4) Applied Micro Circuits Corporation 2000 Equity Incentive Plan, as amended, and form of Stock Option Agreement.*

(d)(5) MMC Networks, Inc. 1997 Stock Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, originally filed on May 23, 2001, and incorporated herein by reference.

(d)(6) YuniNetworks, Inc. 1999 Equity Incentive Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-41572), originally filed on July 17, 2000, and incorporated herein by reference.

(d)(7) SiLutia, Inc. 1999 Stock Option Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-46584), originally filed on September 26, 2000, and incorporated herein by reference.

(g)      Not applicable.

(h)      Not applicable.

* Previously filed.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 is true, complete and correct.

                              APPLIED MICRO CIRCUITS CORPORATION

                              By: /s/ Stephen M. Smith
                                  ----------------------------------------------
                                  Stephen M. Smith
                                  Vice President and Controller
Date:  November 1, 2001

                                INDEX TO EXHIBITS

Exhibit
Number          Description

(a) (1) (A)     Offer to Exchange Outstanding Options to Purchase Common Stock,
                dated October 29, 2001.*

(a) (1) (B)     Election Form.

(a) (1) (C)     Notice of Withdrawal.

(a) (1) (D)     Confirmation of Receipt of Election Form.

(a) (1) (E)     Confirmation of Receipt of Notice of Withdrawal.

(a) (1) (F)     E-Mail Reminder of Expiration Date.

(a) (1) (G)     E-Mail dated October 29, 2001 from Stock Administration to holders of Eligible Option Grants.*

(a) (1) (H)     Transcript of presentation regarding Stock Option Exchange
                Program made available for download by holders of Eligible
                Option Grants.*

(a) (1) (I)     Presentation materials regarding Stock Option Exchange Program made available for download by holders of Eligible Option
                Grants.*

(a) (1) (J)     First Supplement to Offer to Exchange Outstanding Options to
                Purchase Common Stock.

(a) (1) (K)     E-Mail Notification of Extension of Expiration Time.

(d) (1) Applied Micro Circuits Corporation 1992 Stock Option Plan, as amended, and form of Stock Option Agreement.*

(d) (2) Applied Micro Circuits Corporation 1997 Directors' Stock Option Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, originally filed on May 23, 2001, and incorporated herein by reference.

(d) (3) Applied Micro Circuits Corporation 1998 Stock Incentive Plan, as amended, and form of Stock Option Agreement.*

(d) (4) Applied Micro Circuits Corporation 2000 Equity Incentive Plan, as amended, and form of Stock Option Agreement.*

(d) (5) MMC Networks, Inc. 1997 Stock Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, originally filed on May 23, 2001, and incorporated herein by reference.

(d) (6) YuniNetworks, Inc. 1999 Equity Incentive Plan and form of Stock Option Agreement. Filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-41572), originally filed on July 17, 2000, and incorporated herein by reference.

(d) (7)         SiLutia, Inc. 1999 Stock Option Plan and form of Stock
                Option Agreement. Filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-46584), originally filed on September 26, 2000, and incorporated herein by reference.

* Previously filed.